                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             Ducommun Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

                                [DUCOMMUN LOGO]

                             DUCOMMUN INCORPORATED

                      111 WEST OCEAN BOULEVARD, SUITE 900
                          LONG BEACH, CALIFORNIA 90802
                                 (562) 624-0800

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 5, 1999

                            ------------------------

To the Shareholders of
Ducommun Incorporated:

     Notice is hereby given that the Annual Meeting of Shareholders of Ducommun Incorporated, a Delaware corporation (the "Corporation"), will be held at the Renaissance Long Beach Hotel, 111 East Ocean Boulevard, Long Beach, California, on Wednesday, May 5, 1999, at the hour of 9:00 o'clock A.M. for the following purposes:

          1. To elect two directors to serve for three-year terms ending in 2002.

          2. To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

     March 15, 1999 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to attend the meeting in person.

     To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.

                                          By Order of the Board of Directors

                                              James S. Heiser
Long Beach, California                           Secretary
March 25, 1999

                             DUCOMMUN INCORPORATED

                      111 WEST OCEAN BOULEVARD, SUITE 900
                          LONG BEACH, CALIFORNIA 90802
                                 (562) 624-0800

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is being mailed on or about March 25, 1999 to shareholders of Ducommun Incorporated (the "Corporation") who are such of record on March 15, 1999, in connection with the solicitation of proxies for use at the Corporation's Annual Meeting of Shareholders to be held at 9:00 o'clock A.M. on May 5, 1999, or at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The accompanying Proxy is solicited by the Board of Directors of the Corporation. Solicitation will be by mail, interview, telephone and telegraph. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $4,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Corporation.

     Proxies in the accompanying form will be voted in accordance with the instructions given therein. If no instructions are given, the Proxies will be voted for the election as directors of the management nominees, and in favor of each of the proposals described herein. Any shareholder may revoke his Proxy at any time prior to its use by filing with the Secretary of the Corporation a written notice of revocation or a duly executed Proxy bearing a later date or by voting in person at the Annual Meeting.

     The close of business on March 15, 1999 has been fixed as the record date (the "Record Date") for the determination of holders of shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Corporation had outstanding 10,403,299 shares (excluding treasury shares) of Common Stock, $.01 par value per share (the "Common Stock"). In the election of directors, each holder of Common Stock will be entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among two or more candidates. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

     A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been obtained. In the election of directors, abstentions and broker non-votes will not be counted. On all other matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved.

     In the election of directors, the two candidates receiving the highest number of votes will be elected to fill the vacancies on the Board of Directors.

     The Corporation's 1998 Annual Report to Shareholders is being mailed to shareholders with this Proxy Statement.

                             ELECTION OF DIRECTORS

     Two directors (out of a total of eight) are to be elected at the forthcoming Annual Meeting to serve for three-year terms expiring at the Annual Meeting in 2002 and thereafter until their successors are elected and qualified. The nominees for such positions are Robert C. Ducommun and Thomas P. Mullaney. In the absence of a contrary direction, Proxies in the accompanying form will be voted for the election of the foregoing nominees. Management does not contemplate that any of the nominees will be unable to serve as directors, but if that should occur the persons designated in the Proxies will cast votes for other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the Proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the 1999 Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly.

     The following information is furnished as of March 15, 1999, with respect to each of the two persons who are nominees for election to the Board of Directors, as well as for the other six directors of the Corporation whose terms of office will continue after the 1999 Annual Meeting.

                                                                     DIRECTOR   TERM
     NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS         AGE   SINCE    EXPIRES
     --------------------------------------------------         ---  --------  -------
Norman A. Barkeley                                              69     1987     2001
  Chairman Emeritus of the Board of the Corporation;
  Director, Kaynar Technologies, Inc.
Joseph C. Berenato                                              52     1997     2000
  Chairman of the Board, Chief Executive Officer and
  President of the Corporation.
H. Frederick Christie                                           65     1985     2001
  Consultant; Retired President and Chief Executive Officer,
  The Mission Group (subsidiary of SCEcorp); Director,
  Ultramar Diamond Shamrock Corp., AECOM Technology Corp.,
  IHOP Corp., Southwest Water Company, Capital Income
  Builder, Inc., SMALLCAP World Fund, AMCAP Fund, Capital
  World Growth and Income Fund, Inc., and American Mutual
  Fund, Inc.; Trustee, American Variable Insurance and New
  Economy Fund; and Director or Trustee of twelve fixed
  income funds of the Capital Research & Management Company.
Robert C. Ducommun                                              47     1985     2002
  Management Consultant; Director, American Metal Bearing
  Company and Inventa Corporation.
Kevin S. Moore                                                  44     1994     2001
  Senior Vice President, The Clark Estates, Inc. (private
  investment firm); Director, Hitox Corporation of America
  and National Baseball Hall of Fame & Museum, Inc.
Thomas P. Mullaney                                              65     1987     2002
  General Partner, Matthews, Mullaney & Company (private
  investment firm); Director, Merisel, Inc., Breuner's Home
  Furnishings Corporation, Lucas Arts Entertainment Company
  and Lucas Digital Ltd.

                                                                     DIRECTOR   TERM
     NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS         AGE   SINCE    EXPIRES
     --------------------------------------------------         ---  --------  -------
Richard J. Pearson                                              73     1978     2000
  Retired President and Chief Operating Officer, Avery
  Dennison Corporation; Chairman, California Creative Foods;
  Director, Ameron International; Trustee, Pomona College.
Arthur W. Schmutz                                               77     1988     2000
  Advisory Counsel, Gibson, Dunn & Crutcher.

     Mr. Mullaney was previously a director of the Corporation in 1984 and 1985. Mr. Schmutz is advisory counsel to the law firm of Gibson, Dunn & Crutcher, which rendered legal services to the Corporation during 1998 and has and is expected to continue to render legal services to the Corporation during 1999. Mr. Schmutz was previously a director of the Corporation from 1985 to 1987.

     The Board of Directors met five times in 1998. All incumbent directors attended seventy-five percent or more of the meetings of the Board of Directors and Committees of the Board on which they served during 1998. Each of the persons named above was elected by the shareholders at a prior annual meeting.

     Directors who are not employees of the Corporation or a subsidiary are paid an annual retainer of $12,500 and receive $1,000 for each Board of Directors meeting, Shareholders meeting or Committee meeting they attend. Under the Directors Deferred Income and Retirement Plan, a director may elect to defer payment of all or part of his fees for service as a director until he retires as a director, at which time the deferred fees will be paid to him with interest. A retiring director will also receive the annual retainer fee in effect at the time of retirement or at the time of payment, whichever is higher, for life or for a period of years equal to his service as a director, whichever is shorter, provided that the director retires after the age of 65, has served as a director for at least five years and is not an employee of the Corporation when he retires (the "retirement benefits"). In 1997, accrual of additional retirement benefits under the Directors Deferred Income and Retirement Plan was terminated, but existing directors remain eligible for retirement benefits accrued to such date. Directors are also eligible to participate in the Corporation's 1994 Stock Incentive Plan. Directors who are not employees of the Corporation or a subsidiary, following each annual meeting of shareholders, in 1998 were granted stock options to purchase 2,250 shares, and in 1999 will be granted stock options to purchase 3,000 shares, of Common Stock of the Corporation at an exercise price equal to 100% of the closing price of the Corporation's Common Stock on the New York Stock Exchange on the date of grant.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and to furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations that no Forms 5 were required, the Corporation believes that during its past fiscal year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a) except as follows: (i) Robert B. Hahn, president of the Corporation's MechTronics of Arizona Corp. subsidiary, failed to report two transactions on a timely basis on two Forms 4 that were subsequently amended, and (ii) Bruce J. Greenbaum, president of the Corporation's Brice Manufacturing Company, Inc. subsidiary, failed to report one transaction on a timely basis on one Form 4 that was subsequently filed.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Corporation has standing Executive, Audit, Compensation and Nominating Committees. The members of the Executive Committee are Messrs. Barkeley, Berenato, Mullaney and Schmutz. The Executive Committee, which met formally two times during 1998, performs the same function as the Board of Directors, subject to certain limitations, including limitations on the power to amend or repeal the Certificate of Incorporation or Bylaws, adopt an agreement of merger or consolidation, or recommend to the shareholders the sale, lease or exchange of substantially all of the property and assets of the Corporation. The members of the Audit Committee are Messrs. Christie, Ducommun, Pearson and Schmutz. The Audit Committee, which met formally three times during 1998, reviews the scope of audits, audit procedures and the results of audits with the corporate staff and the independent accountants, and approves all non-audit services by the independent accountants. The members of the Compensation Committee are Messrs. Moore, Mullaney and Pearson. The Compensation Committee, which met formally two times during 1998, reviews and recommends compensation for officers, grants stock options and administers stock option programs. The members of the Nominating Committee were Messrs. Berenato, Ducommun and Pearson until May 6, 1998, and thereafter were Messrs. Barkeley, Berenato and Pearson. The Nominating Committee, which did not formally meet during 1998, reviews and recommends to the Board of Directors the nominees for election as directors of the Corporation at the Annual Meeting of Shareholders or otherwise by the Board of Directors. The Nominating Committee may, in its discretion, consider nominees recommended by Shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The tables below show the name and address of the beneficial owners, amount and nature of beneficial ownership and percentage ownership of persons or groups known by the Corporation to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 15, 1999. The tables below also show the name, amount and nature of beneficial ownership and percentage ownership of each director and nominee for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group as of March 15, 1999. Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Corporation knows of no contractual arrangements which may at a subsequent date result in a change in control of the Corporation.

     For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

               NAME AND ADDRESS                   NUMBER OF          PERCENTAGE
                OF SHAREHOLDERS                     SHARES            OF CLASS
               ----------------                  ------------        ----------
Robert C. Ducommun                                 816,116(1)            7.8%
  1155 Park Avenue
  New York, NY 10128
The Clark Estates, Inc.                          1,679,716(2)           16.1%
  One Rockefeller Plaza, 31st Floor
  New York, NY 10020
Kevin S. Moore                                   1,684,216(2)           16.2%
  One Rockefeller Plaza, 31st Floor
  New York, NY 10020
Denver Investment Advisors LLC                     630,900(3)            6.1%
  1225 17th Street, 26th Floor
  Denver, CO 80202
FMR Corporation                                  1,130,000(4)           10.8%
  82 Devonshire Street
  Boston, MA 02109
Neuberger & Berman, LLC                            817,000(5)            7.8%
  605 Third Avenue
  New York, NY 10158

---------------

(1) The number of shares includes (i) 75,148 shares held by a foundation of which Mr. Ducommun is an officer, (ii) 238,818 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) 2,250 shares owned by Mr. Ducommun's wife and step daughters and 2,400 shares owned by his nephews, as to which he disclaims any beneficial interest, and (iv) 4,500 shares issuable upon exercise of stock options. Mr. Ducommun has sole voting and sole investment power as to 497,500 shares, shared voting power as to 238,818 shares and shared investment power as to 79,798 shares.

(2) The information is based on a Schedule 13D filed with the SEC dated July 29, 1992 and other information provided by The Clark Estates, Inc. The Clark Estates, Inc. provides administrative and investment services to a number of Clark family accounts which beneficially own an aggregate of 1,679,716 shares, including The Clark Foundation which owns 586,053 shares. Kevin S. Moore, Senior Vice President of The Clark Estates, Inc., has been granted powers of attorney to exercise voting and investment power as to 1,679,716 shares, as to which he disclaims any beneficial interest. The Clark Estates, Inc. and Mr. Moore have shared voting and investment power as to 1,679,716 shares. Mr. Moore's shares include 4,500 shares issuable upon exercise of stock options.

(3) The information is based on a Schedule 13G filed with the SEC dated February 10, 1999. Denver Investment Advisors LLC has sole voting power as to 609,750 shares, and sole investment power as to 630,900 shares.

(4) The information is based on a Schedule 13G filed with the SEC dated February 1, 1999. FMR Corp. has sole investment power as to 1,130,000 shares.

(5) The information is based on a Schedule 13G filed with the SEC dated February 10, 1999. Neuberger & Berman, LLC has sole voting power as to 498,100 shares, shared voting power as to 299,850 shares, and shared investment power as to 817,000 shares.

SECURITY OWNERSHIP OF MANAGEMENT

                                                    NUMBER OF        PERCENTAGE
                       NAME                         SHARES(1)         OF CLASS
                       ----                         ---------        ----------
Norman A. Barkeley                                    385,992            3.6%
Joseph C. Berenato                                    142,553            1.4%
H. Frederick Christie                                   9,000             *
Robert C. Ducommun                                    816,116(2)         7.8%
Kevin S. Moore                                      1,684,216(3)        16.2%
Thomas P. Mullaney                                      6,000             *
Richard J. Pearson                                      5,010             *
Arthur W. Schmutz                                      19,500             *
Robert B. Hahn                                         20,852             *
Robert L. Hansen                                       58,500             *
James S. Heiser                                        50,811             *
All Directors and Executive Officers as a Group
  (16 persons)                                      3,355,336           30.5%

---------------

 *  Less than one percent.

(1) The number of shares includes the following shares that may be purchased within 60 days after March 15, 1999 by exercise of outstanding stock options: 271,125 by Mr. Barkeley, 103,875 by Mr. Berenato, 11,812 by Mr. Hahn, 58,500 by Mr. Hansen, 32,625 by Mr. Heiser, 4,500 by each of Messrs. Christie, Ducommun, Moore, Mullaney, Pearson and Schmutz, and 586,528 by all directors and executive officers as a group. The number of shares for Mr. Berenato includes 6,750 held in an IRA for the benefit of himself, and 3,200 held in trust for the benefit of his son. Mr. Schmutz has investment power only as to 15,000 shares held in a trust.

(2) See the information set forth in Note 1 to the table under "Security Ownership of Certain Beneficial Owners."

(3) See the information set forth in Note 2 to the table under "Security Ownership of Certain Beneficial Owners."

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Corporation's chief executive officer and the other four most highly-paid executive officers of the Corporation (including subsidiary presidents) for the three fiscal years ended December 31, 1998. Columns have been omitted from the table when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any fiscal year covered by the table. In the following tables, the number of shares underlying stock options and the exercise price per share for stock options have been adjusted to reflect the 3-for-2 stock split in June 1998.

                                                                          LONG-TERM
                                             ANNUAL COMPENSATION         COMPENSATION
                                          --------------------------   ----------------
                                                                            AWARDS
                                                                       ----------------
                                                                          SECURITIES       ALL OTHER
                                                                          UNDERLYING      COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR  SALARY($)   BONUS($)   OPTIONS/SARS(#)       ($)(1)
      ---------------------------         ----  ---------   --------   ----------------   ------------
Norman A. Barkeley                        1998  $207,692    $200,000         7,500          $29,371
  Chairman of the Board                   1997   203,365     200,000        48,000           22,416
                                          1996   325,000     325,000             0           22,416
Joseph C. Berenato                        1998   311,553     250,000        37,500            1,153
  President and Chief Executive Officer   1997   297,860     300,000        22,500                0
                                          1996   220,000     220,000        30,000                0
Robert B. Hahn                            1998   177,140     125,000        11,250                0
  President, MechTronics of Arizona       1997   164,382     135,000             0                0
  Corp.                                   1996   165,143      95,000        12,000                0
Robert L. Hansen                          1998   179,616     135,000        15,000                0
  President, AHF-Ducommun                 1997   169,465     140,000             0                0
  Incorporated                            1996   160,877     125,000        30,000                0
James S. Heiser                           1998   178,654     140,000        10,500            3,108
  Vice President, Chief Financial         1997   160,000     112,000             0                0
  Officer, General Counsel,               1996   149,174     120,000        15,000                0
  Secretary and Treasurer

---------------

(1) All other compensation for Mr. Barkeley in 1998 included insurance premiums of $22,416 paid by the Corporation with respect to term life insurance for the benefit of Mr. Barkeley. All other compensation for Messrs. Barkeley, Berenato and Heiser in 1998 included above-market interest earned on deferred compensation in the amounts of $6,955, $1,153 and $3,108, respectively.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                VALUE AT ASSUMED
                       ----------------------------------------------------------------------      ANNUAL RATES OF
                                                  PERCENT OF                                         STOCK PRICE
                       NUMBER OF SECURITIES     TOTAL OPTIONS/                                    APPRECIATION FOR
                            UNDERLYING           SARS GRANTED      EXERCISE OR                     OPTION TERM(3)
                           OPTIONS/SARS         TO EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------
        NAME               GRANTED(#)(1)          FISCAL YEAR       ($/SH)(2)        DATE         5%($)      10%($)
        ----           ---------------------   -----------------   -----------   ------------   ---------   ---------
Norman A. Barkeley             7,500                  3.6%           $21.25         1/27/03     $ 44,035    $ 97,298
Joseph C. Berenato            37,500                 18.2%            21.25         1/27/03      220,177     486,492
Robert B. Hahn                11,250                  5.5%            21.25         1/27/03       66,053     145,948
Robert L. Hansen              15,000                  7.3%            21.25         1/27/03       88,071     194,597
James S. Heiser               10,500                  5.1%            21.25         1/27/03       61,649     136,218

---------------

(1) The stock option granted to Mr. Barkeley becomes exercisable on and after December 31, 1998. The stock options granted to the other named executive officers become exercisable in increments of 25% of the number of shares granted on the anniversary date of the date of grant so that the options are fully exercisable on and after January 27, 2002. However, the stock options become fully exercisable immediately in the event of a change of control of the Corporation. A change of control of the Corporation is defined in the stock option agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, lease, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in the case of The Clark Estates, Inc., 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Corporation.

(2) The exercise price may be paid by delivery of already owned shares.

(3) These amounts represent certain assumed rates of annual appreciation specified in the regulations adopted by the SEC. The actual value, if any, on stock option exercises will be dependent on a number of factors, including the price performance of the Corporation's Common Stock. There can be no assurance that the rates of appreciation presented in the table will be achieved.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on option/SAR exercises in 1998 by the named executive officers and the value of such executive officers' unexercised options/SARs at December 31, 1998.

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                            OPTIONS/SARS                   OPTIONS/SARS
                         SHARES                          FISCAL YEAR-END(#)             FISCAL YEAR-END($)
                       ACQUIRED ON       VALUE       ---------------------------    ---------------------------
        NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
        ----           -----------    -----------    -----------   -------------    -----------   -------------
Norman A. Barkeley             0      $        0       271,125             0        $2,383,796      $      0
Joseph C. Berenato         3,000          20,563        77,625        76,875           694,877       106,407
Robert B. Hahn            79,500       1,314,188         6,000        17,250            28,375        28,375
Robert L. Hansen          16,500         339,625        47,250        30,000           425,579        70,938
James S. Heiser           18,750         332,188        26,250        18,000           290,079        35,469

EXECUTIVE RETIREMENT PLAN

     The Corporation maintains an Executive Retirement Plan under which Mr. Barkeley presently is the only executive eligible to participate. Pursuant to the Executive Retirement Plan, Mr. Barkeley or his designee will receive, upon Mr. Barkeley's retirement or other termination of employment, a monthly benefit payment for a period of 15 years in the amount of $8,589. Mr. Barkeley also may elect to receive such benefit in the form of an actuarially equivalent single-life annuity or an actuarially equivalent joint and survivor annuity. The Executive Retirement Plan also provides for the payment of such benefit in a single lump sum at the election of Mr. Barkeley or upon a change in control of the Corporation, in each instance subject to certain penalties and reductions of benefits.

KEY EXECUTIVE SEVERANCE AGREEMENTS

     Messrs. Barkeley, Berenato, Hahn, Hansen and Heiser are parties to key executive severance agreements entered with the Corporation. The key executive severance agreements provide that if the employment of an executive officer is terminated without cause (as defined in the agreements), except in the event of disability or retirement, he shall be entitled to receive the following: (i) if the employment of the executive is terminated within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full base salary for a period of two years, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of two years, or (ii) if the employment of the executive is terminated other than within two years following a change in control of the Corporation, then the executive shall be entitled to receive payment of his full base salary for a period of one year, payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of one year. A change in control of the Corporation is defined in the key executive severance agreements to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Such a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, lease, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of 25% (or in the case of The Clark Estates, Inc., 30%) or more of the outstanding voting securities of the Corporation, the approval by the shareholders of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Corporation. In the event of a change in the executive's position or duties, a reduction in the executive's base salary as increased from time to time, a removal from eligibility to participate in the Corporation's bonus plan and other events as described in the agreements, then the executive shall have the right to treat such event as a termination of his employment by the Corporation without cause and to receive the payments and benefits described above.

     Notwithstanding anything to the contrary set forth in any of the Corporation's filings under the Securities Act of 1933, as amended, or the Exchange Act that incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions relating to compensation of the Corporation's executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a nonemployee director of the Corporation.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that relate pay to the achievement of the Corporation's financial goals, recognize individual initiative and performance, and assist the Corporation in attracting and retaining qualified executives. Overall compensation of executive officers is set at levels that the Compensation Committee believes to be competitive with other companies of similar size in the Los Angeles area.

     In addition, executive officer compensation reflects the importance to the Corporation of achieving growth in sales, net income and cash flow. As a result, executive officer compensation emphasizes cash compensation consisting of a base salary and an annual bonus, and long-term noncash stock option awards. The Corporation generally does not provide any long-term cash incentive plans, pension, profit-sharing or other retirement benefits, or many of the executive perquisites typically provided by other companies to their senior executives.

     Annual bonuses are awarded on a discretionary basis by the Compensation Committee based on the Corporation achieving specified levels of sales, net income, return on assets and cash flow and on the individual performance of executive officers. The Corporation's subsidiary presidents are also measured based upon the financial performance of their operating units. Annual bonuses are targeted at 30%-50% of base salary depending on the particular executive officer involved, with an upper range of annual bonus eligibility of twice the targeted amount.

     Bonuses for 1998 generally were awarded in amounts above the targeted bonus levels for executive officers. The bonuses awarded for 1998 were based on the Corporation exceeding the targeted levels for net income and cash flow, while approximately meeting the targeted levels for sales and return on assets, under the Corporation's bonus plan. In making the bonus awards in 1998, the Compensation Committee also considered the Corporation's successful integration of a business acquired during the year and the Corporation's successful disposition of its wireless communications equipment subsidiary.

     Stock option awards are made periodically to provide management with an ownership interest in the Corporation and significant stock-based performance compensation. Stock option awards are made based on the responsibilities and performance of the particular executive officers, and are designed to provide a substantial portion, which could range up to 50%, of total compensation in a form tied directly to the Corporation's stock performance. All stock options are granted at the market price of the Corporation's common stock on the date of grant and, as such, will have value only in the event of an increase in the Corporation's stock price.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The determination of the Chief Executive Officer's bonus and grant of stock options in 1998 followed all of the policies, and were based on the considerations, set forth above with respect to executive officers generally, as well as the Chief Executive Officer's individual performance. Mr. Berenato was elected as Chief Executive Officer effective as of January 1, 1997 at a base salary of $300,000 per year, and his base salary was not increased during 1998.

                                          Compensation Committee

                                          Richard J. Pearson, Chairman
                                          Thomas P. Mullaney
                                          Kevin S. Moore

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return with the cumulative total return of the Russell 2000 Index and an Aerospace/Defense Industry Peer Group for the periods indicated. The graph is not necessarily indicative of future price performance.

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                   TOTAL RETURN AMONG DUCOMMUN INCORPORATED,
                             RUSSELL 2000 INDEX AND
                    AEROSPACE/DEFENSE INDUSTRY PEER GROUP(1)

                                                           DCO                     RUSSEL 2000                 PEER GROUP
                                                           ---                     -----------                 ----------
'1993'                                                    100.00                     100.00                      100.00
'1994'                                                    148.15                      98.18                       97.77
'1995'                                                    292.59                     126.10                      155.79
'1996'                                                    640.74                     146.90                      211.10
'1997'                                                   1035.19                     179.75                      241.53
'1998'                                                    613.89                     175.17                      164.21

---------------

(1) The Aerospace/Defense Industry Peer Group used in the Performance Graph was developed in 1993 to comply with SEC regulations and initially consisted of:
    AAR Corp., EDO Corporation, Hexcel Corporation, Hi-Shear Industries, Inc., Logicon, Inc., M/A-COM Inc., Moog Inc., Nichols Research Corporation, Rohr, Inc., Sparton Corp., TransTechnology Corporation, UNC Inc., United Industrial Corp., Watkins-Johnson Company and Wyman-Gordon Company. Since 1993, several of these companies have been acquired and their performance has been omitted from the Aerospace/Defense Industry Peer Group performance results since the year of acquisition: M/A-COM Inc. in 1995, and Logicon, Inc., Rohr, Inc., and UNC Inc. in 1997.

                                    REPORTS

     The Annual Report of the Corporation for the fiscal year ended December 31, 1998, describing the Corporation's operations and including audited financial statements, has been mailed prior to or concurrently with this Proxy Statement. The Corporation will provide a copy of its most recent report to the SEC on Form 10-K upon the written request of any beneficial owner of the Corporation's securities as of the Record Date for the Annual Meeting of Shareholders without charge except for the cost of reproducing Exhibits. Such request should be addressed to Ducommun Incorporated, 111 West Ocean Boulevard, Suite 900, Long Beach, California 90802, Attn: James S. Heiser, Secretary.

                            INDEPENDENT ACCOUNTANTS

     The Corporation's independent accountants for the current fiscal year, as well as for the fiscal year ended December 31, 1998, are PricewaterhouseCoopers LLP. A representative of such firm will be afforded the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders in attendance.

                             SHAREHOLDER PROPOSALS

     From time to time individual shareholders of the Corporation may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Corporation's annual proxy materials. All such proposals must be submitted to the Secretary of the Corporation in writing no later than November 26, 1999 and comply with the SEC regulations, in order to be considered for inclusion in the Corporation's 2000 proxy materials.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

                                          By Order of the Board of Directors

                                              James S. Heiser
Long Beach, California                           Secretary
March 25, 1999

                                                               Please mark
                                                              your votes as
                                                              indicated in   [X]
                                                              this example.
1. ELECTION OF DIRECTORS

                  FOR                             WITHHOLD
              all nominees                       AUTHORITY
          listed below (except                  to vote for
              as marked to                      all nominees
             contrary below)                    listed below

                  [ ]                               [ ]

   Nominees:  Robert C. Ducommun and Thomas P. Mullaney

   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

   ----------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


Signature(s)____________________________________ Dated:____________, 1999
Please sign exactly as name appears below. When shares are held by joint-tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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

PROXY

                             DUCOMMUN INCORPORATED
            111 WEST OCEAN BOULEVARD - LONG BEACH, CALIFORNIA 90802

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 1999

The undersigned hereby appoints JAMES S. HEISER and KENNETH R. PEARSON, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 15, 1999, at the Annual Meeting of Shareholders to be held on May 5, 1999, and at any adjournments or postponements thereof.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                           (CONTINUED ON OTHER SIDE)


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